Filed Pursuant to Rule 433
Registration No. 333-211879
June 20, 2017

The following information is a Summary of Material Modifications/Notice of Changes relating to certain plan provisions under the Lincoln National Corporation Deferred Compensation Plan for Agents and Brokers ("Plan"). For more information on the Plan and its features, refer to the Plan's Summary Plan Description/Prospectus.  Additionally, you may log on to your account on Nolan's website at: www.nolanlink.com, or contact Nolan's Deferred Compensation Customer Service Line at 888-907-8633.

Effective June 9, 2017, the following definitions will read as follows:

Deferrable Earnings (page 23 of the SPD/Prospectus)

Deferrable Earnings are defined as gross first year life and renewal insurance commissions plus gross first year renewal/trailer annuity commissions paid to the you during the Plan year from the sale of LNL, LNY, LFA or Company brokered products under a valid sales contract with LNL or LNY, other than an AG2K or NYAG contract, respectively, or all commissions paid under a registered representative's contract with LFA.  By "gross" we mean gross commissions reportable on a 1099 before any tax withholdings.  Deferrable Earnings shall also include commissions on contract renewals paid to an agent during the Plan year from the sale of LNL or LNY products under a valid AG2K sales contract with LNL or a valid NYAG contract with LNY, respectively, as well as PFLAP earnings.  Deferrable Earnings do not include additional payouts under any producer group arrangement, commissions on group products, any other earnings not paid through the BOCASoft sales compensation system or transition payments made by the Company's retirement plan services business unit after June 9, 2017.

Benefit Eligible Agent Commissions (page 24 of the SPD/Prospectus)

Benefit Eligible Agent Commissions are defined as first year and renewal commissions related to the sale of any LNL or LNY products, including, but not limited to annuity, life insurance, and retirement products under a valid AG2K sales contract with LNL or a NYAG sales contract with LNY. Benefit Eligible Agent Commissions shall exclude commissions or fees related to qualified fixed indexed annuity, qualified variable annuity and qualified retirement transactions placed after June 9, 2017, and transition payments made by the Company's retirement plan services business unit after June 9, 2017.

Pensionable Earnings (page 26 of the SPD/Prospectus)

 Pensionable Earnings may be deferred by you into the Plan, subject to certain limits, as described in Section B, below.  Pensionable Earnings are defined as gross first year life insurance commissions plus gross first year annuity commissions paid to you during the Plan year from the sale of LNL or LNY products while you have a contract with us.  By "gross" we mean before taxes and any deferrals into the LNL 401(k) Plan that you may elect.  Pensionable Earnings do not include (i) commissions on contract renewals, (ii) commissions paid after the termination of your valid AG2K or NYAG sales contract, as applicable, for any reason including your death, (iii) commissions or fees paid during the Plan year related to qualified fixed indexed annuity, qualified variable annuity and qualified retirement transactions placed after June 9, 2017, or (iv) transition payments made by the Company's retirement plan services business unit after June 9, 2017.

This Summary of Material Modifications contains important information about the Plan and should be kept with your Summary Plan Description/Prospectus.

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All of the internet website addresses are provided for your convenience.  None of the information contained in such websites shall be deemed incorporated by reference in this document.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternately, the issuer will arrange to send you the prospectus if you request it by calling the Lincoln Customer Service Center at 800-234-3500.